NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
PROXY STATEMENT
PROPOSAL 1
REPORT ON THE NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS
REPORT ON THE BOARD OF DIRECTORS AND ITS COMMITTEES
REPORT ON THE COMPENSATION OF DIRECTORS
REPORT ON THE SECURITY OWNERSHIP OF MANAGEMENT
REPORT OF THE COMPENSATION COMMITTEEOF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION
REPORT ON STOCKHOLDER RETURN--PERFORMANCE GRAPH
REPORT ON COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
REPORT ON THE COMPANY’S PENSION PLAN
REPORT ON CERTAIN TRANSACTIONS
PROPOSAL 2
PROPOSAL 3
REPORT ON SECTION 16(a) BENEFICIAL OWNERSHIP COMPLIANCE
REPORT ON INDEPENDENT PUBLIC ACCOUNTANTS
REPORT ON SHAREHOLDER PROPOSALS FOR 2001 ANNUAL MEETING
OTHER MATTERS
APPENDIXA

SCHEDULE 14A

(Rule 14a)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
(Amendment No.      )

Filed by the Registrant  [X]

Filed by a Party other than the Registrant  [   ]

Check the appropriate box:

[ ] Preliminary Proxy Statement	[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X] Definitive Proxy Statement [ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to §240.14a-11(c) or §240.14a-12

The E.W. Scripps Company

(Name of Registrant as Specified in its Charter)

XXXXXXXXXXXXXXXX

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]	No fee required.
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(1)	Title of each class of securities to which transaction applies:

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[LOGO]

THE E. W. SCRIPPS COMPANY

Scripps Center

312 Walnut Street
Cincinnati, Ohio 45202

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD MAY 18, 2000

TO THE SHAREHOLDERS OF THE E. W. SCRIPPS COMPANY

      The Annual Meeting of the Shareholders of The E. W. Scripps Company (the “Company”) will be held at the Queen City Club, Cincinnati, Ohio, on Thursday, May 18, 2000 at 10:00 a.m., local time, for the following purposes:

1.	To elect eleven persons to serve as directors for the ensuing year;

2.	To amend the Company’s 1997 Long-Term Incentive Plan to reserve 3,000,000 additional Class A Common Shares for issuance under the Plan, to add certain provisions relating to the status of participants’ awards upon retirement and to provide for grants under the Plan to non-employee directors of the Company;

3.	To approve the Company’s Executive Bonus Plan;

4.	To transact such other business as may properly come before the meeting.

      The board of directors has fixed the close of business on March 24, 2000 as the record date for the determination of shareholders who are entitled to notice of and to vote at the meeting and any adjournments thereof.

      We encourage you to attend the meeting and vote your shares in person. If you plan to attend the meeting and need special assistance because of a disability, please contact the corporate secretary’s office.

      We have enclosed the 1999 Annual Report, including financial statements, and the Proxy Statement with this Notice of Annual Meeting.

      To assure your representation at the meeting, please vote, sign, date and mail the enclosed proxy card in the envelope provided, even if you plan to attend the meeting in person. Returning your executed proxy card will not affect your right to attend the meeting and vote your shares in person.

      Your proxy is being solicited by the board of directors,

M. DENISE KUPRIONIS, ESQ.
Corporate Secretary

March 30, 2000

The E. W. Scripps Company

312 Walnut Street

Cincinnati, Ohio 45202

PROXY STATEMENT

2000 ANNUAL MEETING

MAY 18, 2000

      This proxy statement, together with the accompanying notice of meeting, proxy card and annual report, is being mailed to shareholders on or about March 30, 2000. It is furnished in connection with the solicitation of proxies for use at the Annual Meeting of Shareholders of The E.W. Scripps Company, an Ohio corporation (the “Company”), which will be held on Thursday, May 18, 2000.

      The close of business on March 24, 2000 has been fixed as the record date for the determination of shareholders entitled to notice of and to vote at the meeting.

      On February 29, 2000 the Company had outstanding 59,004,178 Class A Common Shares, $.01 par value per share (“Class A Common Shares”), and 19,216,913 Common Voting Shares, $.01 par value per share (“Common Voting Shares”). Holders of Class A Common Shares are entitled to elect the greater of three or one-third of the directors of the Company but are not entitled to vote on any other matters except as required by Ohio law. Holders of Common Voting Shares are entitled to elect all remaining directors and to vote on all other matters requiring a vote of shareholders. Each Class A Common Share and Common Voting Share is entitled to one vote upon matters on which such class of shares is entitled to vote.

PROPOSAL 1

Election of Directors

      A board of eleven directors is to be elected, four by the holders of Class A Common Shares voting separately as a class and seven by the holders of Common Voting Shares voting separately as a class. In the election, the nominees receiving the greatest number of votes will be elected. All directors will hold office until the next Annual Meeting of Shareholders and until their respective successors are elected and qualified.

      Each proxy for Class A Common Shares executed and returned by a holder of such shares will be voted for the election of the four directors hereinafter shown as nominees for such class of shares, unless otherwise indicated on such proxy. Each proxy for Common Voting Shares executed and returned by a holder of such shares will be voted for the election of the seven directors hereinafter shown as nominees for such class of shares, unless otherwise indicated on such proxy. Although the board of directors does not contemplate that any of the nominees hereinafter named will be unavailable for election, in the event that any such nominee is unable to serve, the proxies will be voted for the remaining nominees and for such other person(s), if any, as the board may propose.

REPORT ON THE NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS

      The following table sets forth certain information as to each of the nominees for election to the board of directors.

		Director	Principal Occupation or Occupation/Business
Name	Age	Since	Experience for Past Five Years

Nominees for Election by Holders of Class A Common Shares
Daniel J. Meyer (1)	63	1988	Chairman since January 1, 1991 and Chief Executive Officer since April 24, 1990 of Milacron Inc. President from January 1, 1998 through September 21, 1999 (a manufacturer of metal working and plastics processing machinery and systems).

Nicholas B. Paumgarten	54	1988	Managing Director of J.P. Morgan & Co. Incorporated since February 10, 1992 (an investment banking firm).

Ronald W. Tysoe (2)	46	1996	Vice Chairman, Finance and Real Estate since December 1997 and Vice Chairman and Chief Financial Officer from April 1990 to December 1997 of Federated Department Stores, Inc.

Julie A. Wrigley (3)	51	1997	President and CEO of Wrigley Investments, LLC since March 1999, Chairman and CEO of Wrigley Management Inc. from 1995 through 1998, Assistant to the President/ CEO of Wm. Wrigley Jr. Company from 1994 through 1998, Investment Advisor & Manager of Wrigley Family Trusts and Estates from 1977 through 1998.

Nominees for Election by Holders of Common Voting Shares (9)
William R. Burleigh (4)	64	1990	Chairman of the Company since May 1999 and Chief Executive Officer of the Company since May 1996, President of the Company from August 1994 to February 2000, Chief Operating Officer from May 1994 to May 1996, Executive Vice President from March 1990 through May 1994 and Senior Vice President/ Newspapers and Publishing from September 1986 to March 1990.

John H. Burlingame (5)	66	1988	Active Retired Equity Partner, Senior Partner January 1, 1998 to December 31, 1999, Partner from June 1, 1997 through December 31, 1997 and Executive Partner from 1982 through June 1, 1997 of Baker & Hostetler LLP (law firm).

Kenneth W. Lowe (6)	49	2000	President and Chief Operating Officer of the Company since January 2000, Chairman and CEO of Scripps Networks, a division of a subsidiary of the Company from 1994 to January 2000.

Nackey E. Scagliotti (7)	54	1999	President and Publisher since May 1999, Acting Publisher in 1998 and Assistant Publisher from 1994 through 1998 of Neighborhood Publications, Inc. (weekly newspapers). Chairman of the Board of Directors since May 1999, Assistant Publisher from 1996 to May 1999 of Union Leader Corp. (publisher of Sunday and daily newspapers).

Charles E. Scripps (7)	80	1946	Chairman of the Executive Committee of the Company since August 1994 and Chairman of the Board of Directors of the Company from 1953 to August 1994.

Edward W. Scripps (7)	41	1998	Vice President of Scripps Howard Foundation from 1995 through 1998. News Director at KJRH-TV, a division of a subsidiary of the Company from February 1983 through September 1993.

Paul K. Scripps (7) (8)	54	1986	Vice President/ Newspapers of the Company since November 1997 and Chairman from December 1989 to June 1997 of a subsidiary of the Company.

(1)	Mr. Meyer is a director of Milacron Inc., Broadwing Inc. (formerly Cincinnati Bell Telephone Co.), AK Steel Corporation, and Hubbell Incorporated (manufacturer of wiring and lighting devices).

(2)	Mr. Tysoe is a director of Federated Department Stores, Inc. and A.A.G. Inc. (American Annuity Group, Inc.).

(3)	Mrs. Julie A. Wrigley is a member of the Advisory Committee of Sun Valley Bank Corp. She was a director of First Bank of Idaho during 1998 and 1999 and was a director of Associated Bank, Chicago, from 1988 to 1996.

(4)	Mr. Burleigh is a director of Ohio National Financial Services Company (a mutual insurance and financial services company).

(5)	Mr. Burlingame is a trustee of The Edward W. Scripps Trust.

(6)	Mr. Lowe was elected a director on January 24, 2000 by the board of directors of the Company in accordance with the Code of Regulations of the Company.

(7)	Mr. Charles E. Scripps is Chairman of the Board of Trustees of The Edward W. Scripps Trust. Mr. Paul K. Scripps is a second cousin of Mr. Charles E. Scripps, Mr. Edward W. Scripps is Mr. Charles E. Scripps’ nephew and Mrs. Scagliotti is a niece of Mr. Charles E. Scripps.

(8)	Mr. Paul K. Scripps serves as a director of the Company pursuant to an agreement between The Edward W. Scripps Trust and John P. Scripps. See “Certain Transactions—John P. Scripps Newspapers.”

(9)	The board of directors of the Company believes that it would be in the best interest of the shareholders to add a twelfth director and has fixed the number of directors at twelve. However, the search and interviewing process has not been completed. So that the Company may benefit from another director’s expertise, if a candidate is identified prior to the next annual meeting, such candidate will be elected to the board by the directors in accordance with Ohio law. If that happens, the director would then stand as a nominee, for election by the holders of the Company’s common voting shares, at the 2001 annual meeting of shareholders. The Edward W. Scripps Trust, which controls 83.5% of the Company’s common voting shares, has agreed to this process and indicated its intention to vote for such director, if selected, in 2001.

REPORT ON THE BOARD OF DIRECTORS AND ITS COMMITTEES

1999 Board and Committee Meetings

      The board held four regularly scheduled meetings. The following committees of the board held the number of meetings indicated: Executive, 6; Audit, 2; Compensation and Incentive Plan, 4; and Policy Governance, 4. Each director attended all of the regularly scheduled board of director meetings except one director who did not attend one meeting. Each director attended 100% of the meetings of board committees on which the director served.

Committees

      Executive Committee. Charles E. Scripps (chairman), William R. Burleigh and John H. Burlingame are the members of the executive committee. The executive committee exercises all of the powers of the board in the management of the business and affairs of the Company between board meetings except the power to fill vacancies on the board or its committees.

      Audit Committee. Ronald W. Tysoe (chairman), Daniel J. Meyer and Julie A. Wrigley are the members of the audit committee, which nominates the independent auditors each year, reviews the audit plans of both the internal and independent auditors, evaluates the adequacy of and monitors compliance with corporate accounting policies, and reviews the Company’s annual financial statements. The internal and independent auditors have unrestricted access to the audit committee. Mrs. Wrigley was elected a member of the committee on February 25, 1999 and Mr. Paumgarten resigned as a member of the audit committee on August 17, 1999.

      Compensation Committee. Daniel J. Meyer (chairman), John H. Burlingame, Charles E. Scripps and Ronald W. Tysoe are the members of the compensation committee, which oversees all compensation matters relating to the Company’s senior executives.

      Incentive Plan Committee. Daniel J. Meyer (chairman) and Ronald W. Tysoe, two of the Company’s independent directors, are the members of the incentive plan committee, which approves all awards under the Company’s Long-Term Incentive Plan and approves all performance based bonus awards for the Company’s senior executives. The incentive plan committee is a subcommittee of the compensation committee and meets at the same time as the compensation committee.

      Policy Governance Committee. John H. Burlingame (chairman), William R. Burleigh, Daniel J. Meyer and Julie A. Wrigley are the members of the policy governance committee. The purpose of the committee is to review the size and scope of the board, to recommend nominees to the board of directors, to formulate policies of board conduct and to insure that the board adopts generally accepted corporate governance standards. The committee does not consider nominees recommended by shareholders.

REPORT ON THE COMPENSATION OF DIRECTORS

      Directors who are employees of the Company are not compensated for their service on the board.

      Directors who are not employees of the Company received an annual fee of $30,000 and an additional $2,000 for each meeting that he or she attended of the board of directors or a committee thereof on which she or he served. Additionally, each director who was a committee chairman received an annual fee of $3,000. Directors who are employees of the Company did not receive any compensation for services as directors or committee members.

      Pursuant to an agreement with the Company, Mr. Scripps received a fee for consulting services and services as chairman of the executive committee at the annual rate of $50,000. This agreement is automatically renewable for so long as Mr. Scripps holds the position of chairman of the executive committee.

      In the first quarter of 2000, the compensation committee recommended and the board of directors approved, an amendment to its Long-Term Incentive Plan (the “Plan”) for key employees. The amendment, which is subject to shareholder approval, allows non-employee directors to participate in the Plan. Assuming the shareholders approve the Plan amendments, in May 2000 the non-employee directors will receive a nonqualified stock option award to purchase 5,000 of the Company’s Class A Common Shares. The award will be exercisable for ten years and the exercise price will be the Fair Market Value of a Class A Common Share, as defined in the Plan, on May 18, 2000, the effective date of the award.

      Prior to 2000, directors received awards under the Company’s 1994 Non-Employee Directors’ Stock Option Plan. In 1999 each such director received a nonqualified stock option award to purchase 2,000 of the Company’s Class A Shares under the 1994 Plan. In February 2000 the board of directors determined that no future awards would be granted under the 1994 Plan although all grants made theretofore under such Plan would continue in accordance with the terms of such award.

REPORT ON THE SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

      The following table sets forth certain information with respect to persons known to management to be the beneficial owners, as of March 1, 2000, of more than five percent of the Company’s outstanding Class A Common Shares or Common Voting Shares. Unless otherwise indicated, the persons named in the table have sole voting and investment power with respect to all shares shown therein as being beneficially owned by them.

			Common
Name and Address	Class A		Voting
Of Beneficial Owner	Common Shares	Percent	Shares	Percent

The Edward W. Scripps Trust (1)	29,096,111	49.3%	16,040,000	83.5%
312 Walnut Street P.O. Box 5380 Cincinnati, Ohio
Paul K. Scripps and	600	.0%	1,616,113	8.4%
John P. Scripps Trust (2) 625 Broadway, Suite 625 San Diego, California
Franklin Mutual Advisors, LLC (3)	4,851,288	8.2%	—	—
51 John F. Kennedy Parkway Short Hills, New Jersey

(1)	Under the Trust Agreement establishing The Edward W. Scripps Trust (the “Trust”), the Trust must retain voting shares sufficient to ensure control of the Company until the final distribution of the Trust estate unless earlier stock dispositions are necessary for the purpose of preventing loss or damage to such estate. The trustees of the Trust are Charles E. Scripps, Robert P. Scripps and John H. Burlingame. The Trust will terminate upon the death of the last to survive of two persons specified in the Trust, the younger of whom is 80 years of age. Upon the termination of the Trust, substantially all of its assets (including all shares of capital stock of the Company held by the Trust) will be distributed to the grandchildren of Robert Paine Scripps (a son of Edward W. Scripps), of whom there are 28. Certain of these grandchildren have entered into an agreement among themselves, other cousins and the Company which will restrict transfer and govern voting of Common Voting Shares to be held by them upon termination of the Trust and distribution of the Trust estate. See “Certain Transactions—Scripps Family Agreement.”

(2)	See footnote 5 to the table under “Security Ownership of Management.”

(3)	Franklin Mutual Advisors, LLC has filed a Schedule 13G with the Securities and Exchange Commission with respect to the Company’s Class A Common Shares. The information in the table is based on the information contained in such filing for the year ended December 31, 1999.

REPORT ON THE SECURITY OWNERSHIP OF MANAGEMENT

      The following information is set forth with respect to the Company’s Class A Common Shares and Common Voting Shares beneficially owned as of March 1, 2000, by each director and each nominee for election as a director of the Company, by each named executive, and by all directors and executive officers of the Company as a group. Unless otherwise indicated, the persons named in the table have sole voting and investment power with respect to all shares shown therein as being beneficially owned by them.

			Common
Name of Individual or	Class A		Voting
Number of Persons in Group	Common Shares (1)	Percent	Shares	Percent

William R. Burleigh	537,547	*	—	—
John H. Burlingame (2)	2,500	*	—	—
Kenneth W. Lowe	234,379	*	—	—
Daniel J. Meyer	13,000	*	—	—
Nicholas B. Paumgarten (3)	15,250	*	—	—
Nackey E. Scagliotti	2,200	—	—	—
Charles E. Scripps (2) (4)	21,850	*	—	—
Edward W. Scripps	3,000	*	—	—
Paul K. Scripps (5)	605	*	1,616,113	8.4%
Ronald W. Tysoe	12,000	*	—	—
Julie A. Wrigley	17,000	*	—	—
Richard A. Boehne	78,045	*	—	—
Daniel J. Castellini (6)	223,902	*	—	—
Frank Gardner	160,867	*	—	—
Alan M. Horton (7)	161,891	*	—	—
All directors and executive officers as a group (25 persons) (8)	30,902,047	52.4%	17,656,113	91.9%

*	Shares owned represent less than one percent of the outstanding shares of such class of stock.

(1)	The shares listed for each of the officers and directors include Class A Common Shares underlying exercisable options and options that are exercisable within 60 days of March 1, 2000, held by him or her. The shares listed do not include the balances held in any of the directors’ or officers’ phantom share accounts that are the result of an election to defer compensation under the 1997 Deferred Compensation and Stock Plan for Directors or the 1997 Deferred Compensation and Phantom Stock Plan for Senior Officers and Selected Executives, respectively.

(2)	This person is a trustee of the Trust and has the power, together with the other trustees of the Trust, to vote and dispose of the 29,096,111 Class A Common Shares and the 16,040,000 Common Voting Shares of the Company held by the Trust. Mr. Charles E. Scripps has a life income interest in the Trust. Mr. Burlingame disclaims any beneficial interest in the shares held by the Trust.

(3)	The shares listed for Mr. Paumgarten include 2,000 Class A Common Shares held in trusts for the benefit of Mr. Paumgarten’s sons, and 850 shares owned by his wife. Mr. Paumgarten is the sole trustee of the aforesaid trusts. Mr. Paumgarten disclaims beneficial ownership of the shares held in such trusts and the shares owned by his wife.

(4)	The shares listed for Mr. Charles E. Scripps include 1,050 Class A Common Shares owned by his wife. Mr. Scripps disclaims any beneficial interest in these shares.

(5)	The shares listed for Mr. Paul K. Scripps include 119,520 Common Voting Shares and 400 Class A Common Shares held in various trusts for the benefit of certain relatives of Paul K. Scripps and 100 Class A Common Shares owned by his wife. Mr. Scripps is a trustee of the aforesaid trusts. Mr. Scripps disclaims beneficial ownership of the shares held in such trusts and the shares owned by his wife. The shares listed also include 1,445,453 Common Voting Shares held by five trusts of which Mr. Scripps is a trustee. Mr. Scripps is the sole beneficiary of one of these trusts, holding 349,018 Common Voting Shares. He disclaims beneficial ownership of the shares held in the other four trusts.

(6)	The shares listed for Mr. Castellini include 1,000 Class A Common Shares owned by his wife. Mr. Castellini disclaims any beneficial interest in these shares.

(7)	The shares listed for Mr. Horton include 100 shares held jointly with his wife.

(8)	The shares listed include the 29,096,111 Class A Common Shares and the 16,040,000 Common Voting Shares of the Company owned by the Trust.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION

The Committee

      The compensation committee of the board of directors is comprised of non-management directors. The committee establishes and oversees the Company’s executive compensation program. The members are Messrs. Daniel J. Meyer, Ronald W. Tysoe, Charles E. Scripps and John H. Burlingame.

      A subcommittee of the compensation committee is the incentive plan committee. This committee approves awards under the Company’s Long-Term Incentive Plan. Mr. Meyer and Mr. Tysoe are the members of the incentive plan committee. (The compensation committee and the incentive plan committee are hereinafter jointly referred to as the “Committee”.)

Overview of the Company’s Compensation Philosophy

      The Company’s compensation policy for senior officers and certain other executives remained unchanged in 1999. It is designed to attract and retain a highly qualified management team. Scripps supports a pay for performance program designed to motivate executives to achieve target operating results set forth in the Company’s strategic plan and to reward them for meeting or exceeding these targets. This policy encourages coordinated and sustained efforts toward enhancing the Company’s performance and maximizing value to shareholders.

Components of the Compensation Program

      The compensation program is reviewed annually and is comprised primarily of cash compensation, including salary and annual bonus, and grants of restricted stock and nonqualified stock options under the Company’s 1997 Long-Term Incentive Plan. The Company believes its compensation policy is fair both to its employees and its shareholders and is competitive within the industry.

     Base Salary

      The Company continues to participate annually in the Towers Perrin Media Industry Compensation Survey (the “Survey”) which is widely used in its industry and gives relevant compensation information on executive positions. The Survey provides compensation analyses for executives in the media industry based on revenues, industry segments (e.g., publishing and broadcasting) and market type and size which, along with other data, are used by Scripps to determine the median and other levels of compensation of executives of media companies with profiles comparable to those of the Company.

      The Company strives to place its high-performing executives at the median level of compensation or higher, depending upon competitive pressures and exceptional performance, no later than two to three years after attaining their position. Actual base salaries for the chief executive officer and the other named executives during the last year were consistent with this policy. None of the named executives has an employment contract with the Company.

      In deciding if an annual base salary increase is appropriate for a specific executive, several factors are taken into account. These factors include an examination of the compensation guidelines suggested by the Survey, an evaluation of the responsibilities of the executive’s position, consideration of the executive’s contributions to the Company during the year and over the course of his employment by the Company, and a review of the Company’s overall performance during the year. These performance factors are not assigned specific weights. Rather, the Committee applies its own subjective judgment in evaluating the aggregate impact of these factors and in making final compensation determinations. In considering salary increases for persons other than the CEO, the Committee also takes into consideration recommendations made by the chief executive officer.

      The increases that were approved by the Committee, effective January 1, 2000, were consistent with the Company’s compensation philosophy.

     Annual Bonus

      The purpose of the annual bonus program is to support the Company’s objective of enhancing value for our shareholders and to offer competitive total compensation for financial performance that meets or exceeds expectations. The program directly links compensation to Company performance. Participants in the program are senior officers and certain other executives. Two performance measures were utilized in 1999: the achievement of operating cash flow targets and an earnings-per-share target. These performance measures represented 60% and 40% of the executive’s bonus opportunity, respectively. The operating cash flow targets for Mr. Gardner and for Mr. Horton were based on their specific areas of responsibility. For the other named executives, the cash flow goal was based on the consolidated operating cash flow target.

      The Company’s 1999 annual bonus plan for Messrs. Gardner, Horton and Castellini allowed for a target bonus opportunity of 50% of base salary. Mr. Boehne’s annual bonus plan allowed for a target bonus opportunity of 60% of base salary, prorated for the time he held his executive vice president position. Determining if the executive earned the targeted amount was a matter of ascertaining whether or not the preestablished goals were achieved. The annual bonus plan requires that a minimum of 89% of a preestablished goal must be attained before any bonus amount related to that performance measurement can be paid. An upward adjustment in the target bonus amount was possible if the Company exceeded its preestablished goals. However, in no case may an executive earn greater than 150% of his target bonus amount.

      The Company exceeded its 1999 earnings per share goal and missed its operating cash flow goal. This resulted in the named executives receiving either slightly more than or slightly less than 100% of their 1999 targeted bonus award.

      The bonus amount is payable on an annual basis although executives may elect to defer payment of the bonus until retirement or another predetermined date.

     Long-Term Incentives

      The Committee continues to endorse the position that stock ownership by management and stock-based performance compensation arrangements are beneficial in aligning management’s and shareholders’ interests in the enhancement of shareholder value. In 1987, the Company adopted its first Long-Term Incentive Plan. Upon expiration of that Plan in 1997, the Company adopted the 1997 Long-Term Incentive Plan.

      Eligible participants in the Plan include senior executives and selected corporate executive managers and key employees at the Company’s operating units. Although the Plan allows for several different types of stock-based awards, to date only two types of awards have been granted: 1) stock options, which represent a right to purchase the Company’s Class A Common Shares at the fair market value per share as of the date the option is granted, and 2) restricted stock awards, which represent Class A Common Shares of the Company which the recipient cannot sell or otherwise dispose of until the applicable restriction period lapses and which are subject to forfeiture.

      Stock Options. Generally executives receive a stock option award and a restricted stock award when they first attain an executive position. Annually, the Company considers whether or not to make additional stock option awards. In considering whether or not to make additional awards, the Company initiates an individual review of each participant’s performance. Award size is predicated on an executive’s past personal achievements, his or her contributions to the business, market factors associated with respective job responsibilities, and his or her potential to materially build future shareholder value. The Company believes that these awards provide an incentive for continuing to build shareholder value and also align the executive’s interests with shareholder interests.

      When awarded, stock options are granted at not less than the fair market value of the Company’s Class A Common Shares on the date of the grant. Therefore, the stock options have value only if the share price appreciates following the date of the award. This further ties executive compensation to long-term financial performance.

      Each of the named executives received a nonqualified stock option award in 1999. Such awards are exercisable in three equal annual installments, beginning in January 2000.

      Restricted Stock. Generally executives receive restricted stock awards with a three-year vesting period when they first attain an executive position. When executives are promoted to new positions or assume additional responsibility, they may be granted additional restricted stock awards. The grants are intended to retain and incent management with increased ownership interest in the Company. Mr. Boehne was the only named executive to receive a restricted share award in 1999.

Compensation of the Chief Executive Officer

      The chief executive officer’s 1999 compensation package consisted of a base salary of $750,000 and a target cash bonus opportunity of 80% ($600,000) of such salary. Mr. Burleigh’s bonus plan for 1999 was based on the criteria outlined above under “Annual Bonus.” Because the Company exceeded its earnings per share goal, his 1999 bonus was $601,200.

      In December 1999 the Committee reviewed Mr. Burleigh’s performance and the performance of the Company. The Committee specifically noted Mr. Burleigh’s individual efforts and accomplishments during 1999 and also considered the Company’s progress in implementing its strategic and financial plans. Effective January 1, 2000, Mr. Burleigh’s annual base salary was increased to $800,000.

Response to Omnibus Budget Reconciliation Act of 1993

      Section 162(m) of the Internal Revenue Code, enacted in 1993, generally disallows a tax deduction to public companies for compensation over $1 million paid in any one year to a company’s chief executive officer and each of its four other most highly compensated executives. Performance based compensation, if approved by shareholders, is exempt from Section 162(m). At the 2000 annual meeting, the Company’s shareholders are being asked to approve a bonus plan for the Company’s named executives that will allow the Company to deduct for tax purposes performance based amounts that are payable to each individual under that plan. The board of directors approved this plan in February 2000.

      The compensation tables that follow are intended to better enable our shareholders to understand the compensation practices of the Company. We invite shareholder comments, which may be sent to the attention of the Company’s corporate secretary.

The Compensation Committee

Daniel J. Meyer, Chairman
John H. Burlingame
Charles E. Scripps
Ronald W. Tysoe

Summary Compensation Table

      The following table sets forth information regarding the compensation earned by, paid to and awarded to the Company’s chief executive officer, and each of the Company’s four other most highly compensated executive officers, during each of the Company’s last three fiscal years.

				Long-Term Compensation
				Awards
						All
				Restricted	Securities	Other
		Annual Compensation		Stock	Underlying	Compen-
Name and				Award(s)	Options/	sation
Principal Position	Year	Salary	Bonus	(1)	SARs (#)	(2)

William R. Burleigh	1999	$750,000	$601,200	0	60,000	$25,821
Chairman and Chief	1998	700,000	242,550	0	40,000	4,800
Executive Officer	1997	600,000	403,920	0	35,000	4,750
Frank Gardner	1999	$470,000	$224,895	0	35,000	$16,898
Senior Vice President/	1998	450,000	64,125	0	30,000	4,800
Interactive Media	1997	420,000	192,528	$345,000	25,000	4,750
Alan M. Horton	1999	$450,000	$230,351	0	35,000	$16,173
Senior Vice President/	1998	430,000	129,000	0	30,000	4,800
Newspapers	1997	390,000	171,288	$345,000	25,000	4,750
Daniel J. Castellini	1999	$390,000	$195,390	0	25,000	$14,017
Senior Vice President	1998	370,000	73,260	0	20,000	4,800
and Chief Financial Officer	1997	350,000	157,080	0	20,000	4,750
Richard A. Boehne	1999	$379,417	$218,436	$622,950	35,000	$11,759
Executive Vice President (3)

(1)	The aggregate number and value of restricted stock holdings for each named executive officer as of the end of 1999 were as follows: Mr. Gardner held 10,000 shares with a value of $450,630; Mr. Horton held 10,000 shares, with a value of $450,630; and Mr. Boehne held 20,000 shares, with a value of $901,260. Dividends were paid during 1999 on shares of restricted stock held by each named executive officer at a rate of fourteen cents per share for each quarter. Mr. Burleigh and Mr. Castellini did not hold any restricted stock at December 31, 1999. The value of the restricted stock is based on the average of the high and low closing sale prices of the Company’s shares on December 31, 1999 which was $45.063.

(2)	Represents compensation paid pursuant to the Scripps Retirement and Investment Plan, the Scripps Executive Savings Restoration Plan and insurance premiums paid by the Company for its executives.

(3)	On January 1, 1999 Mr. Boehne’s annual base pay rate was $270,000. He was elected executive vice president of the Company in February 1999 and his annual base pay rate was increased to $400,000.

Option/ SAR Grants in 1999

      The following table sets forth certain information regarding options for Class A Common Shares granted in 1999 under the Company’s Long-Term Incentive Plan to named executives who participate therein.

					Potential Realizable
	Individual Grants				Value at
					Assumed Annual
	Number of	% of Total			Rates of
	Securities	Options/			Share Price
	Underlying	SAR’s	Exercise		Appreciation for
	Options/SAR’s	Granted to	Or Base		Option Term
	Granted	Employees	Price	Expiration
Name	(#)	in 1999	($/Sh)	Date	5%($)	10%($)

William R. Burleigh	60,000	6.8%	$47.31	2009	$1,785,180	$4,523,997
Frank Gardner	35,000	4.0%	$47.31	2009	$1,041,355	$2,638,998
Alan M. Horton	35,000	4.0%	$47.31	2009	$1,041,355	$2,638,998
Daniel J. Castellini	25,000	2.8%	$47.31	2009	$743,825	$1,884,999
Richard A. Boehne	20,000	2.3%	$47.31	2009	$595,060	$1,507,999
Richard A. Boehne	15,000	1.7%	$41.53	2009	$391,770	$992,822
Total awards to all employees	879,600	100.0%

Aggregated Option/ SAR Exercises in 1999 and FY-End Option/ SAR Values

      The following table sets forth certain information regarding the number and value of options for Class A Common Shares held by the named executives at December 31, 1999. Three executives exercised options during 1999.

Number of
			Securities	Value of
			Underlying	Unexercised
			Unexercised	In-the-Money
			Options/SARs at	Options/SARs at
			12/31/99(#)	12/31/99($)
	Shares Acquired	Value	Exercisable/	Exercisable/
Name	on Exercise(#)	Realized	Unexercisable	Unexercisable

William R. Burleigh	77,750	$2,392,892	362,017/98,333	$8,617,113/123,238
Frank Gardner	—	—	123,067/63,333	$2,696,735/88,021
Alan M. Horton	—	—	91,967/63,333	$1,981,602/88,021
Daniel J. Castellini	20,000	$676,377	167,500/45,000	$4,266,949/70,423
Richard A. Boehne	3,300	$88,077	39,367/48,333	$850,629/88,201

REPORT ON STOCKHOLDER RETURN—PERFORMANCE GRAPH

      Set forth below is a line graph comparing the cumulative total return on the Company’s Class A Common Shares, assuming an initial investment of $100 as of December 31, 1993, and based on the market prices at the end of each year and assuming reinvestment of dividends, with the cumulative total return of the Standard & Poor’s Composite-500 Stock Index and an index based on a peer group of media companies.

Comparison of 5-Year Cumulative Total Return

[LINE GRAPH]

	1994	1995	1996	1997	1998	1999

S&P 500	$100	$138	$169	$226	$290	$351

Scripps	$100	$132	$191	$268	$278	$254

Media Index	$100	$125	$159	$240	$252	$324

(1)	The companies in the peer group index are A.H. Belo Corporation, Gannett Co. Inc., Knight-Ridder, Inc., Lee Enterprises, Inc., The New York Times Company, Times Mirror Company, Tribune Company, and the Washington Post Company. The index is weighted based on market capitalization. The companies included in the peer group were approved by the compensation committee.

(2)	The Company’s divestiture of its cable television business on November 13, 1996 was treated as a dividend of $19.83 per share that was reinvested in the Company’s Class A Common Shares.

REPORT ON COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

      Messrs. Daniel J. Meyer, Ronald W. Tysoe, Charles E. Scripps and John H. Burlingame are the members of the Company’s compensation committee.

      Mr. Charles E. Scripps is chairman of the executive committee of the Company’s board of directors and Mr. John H. Burlingame is a member of the executive committee.

      Mr. Charles E. Scripps and Mr. Edward W. Scripps are general partners in Jefferson Building Partnership, (the “Jefferson Partnership”) which was formed in 1984. The Albuquerque Publishing Company, which is the Company’s 50% owned partnership that operates The Albuquerque Tribune under a joint operating agreement, leases the facilities for The Albuquerque Tribune from a partnership controlled in part by the Jefferson Partnership. This lease terminates in 2004. Total rent under the lease for 1999 was approximately $1,894,000. The Albuquerque Publishing Company has an option to purchase the property that is exercisable until 2034. The purchase price will be equal to 7.7 times the basis rent for the lease year in which the property is purchased. The parties to the Albuquerque joint operating agreement lease the land on which the Albuquerque facilities are situated to the Jefferson Partnership under a lease terminating in 2034 and providing for rent of $150,000 per year, subject to certain adjustments for inflation. The Jefferson Partnership has subleased the land to the Albuquerque Publishing Company as part of the facilities lease arrangement described above.

      Mr. Charles E. Scripps and Mr. Burlingame are trustees of The Edward W. Scripps Trust and for 2000 they are expected to continue to serve as trustees. As trustees, Mr. Scripps and Mr. Burlingame share the power, together with one other trustee, to vote and dispose of the 29,096,111 Class A Common Shares and 16,040,000 Common Voting Shares of the Company held by the Trust. Mr. Scripps has a life income interest in the Trust. Mr. Burlingame disclaims any beneficial interest in the shares held by the Trust. See “Security Ownership of Certain Beneficial Owners.”

      Mr. John H. Burlingame is an active retired equity partner of Baker & Hostetler LLP which served as legal counsel to the Company and to The Edward W. Scripps Trust in 1999 and is expected to perform such services in 2000.

REPORT ON THE COMPANY’S PENSION PLAN

      The Company’s executive officers and substantially all other non-union employees of the Company are participants in a non-contributory defined benefit pension plan maintained by the Company (the “Pension Plan”). Contributions to the Pension Plan are based on separate actuarial computations for each business unit and are made by the business unit compensating the particular individual.

	Years of Services

Remuneration	15 Years	20 Years	25 Years	30 Years	35 Years

300,000	$55,000	$73,000	$92,000	$110,000	$128,000
400,000	74,000	98,000	123,000	148,000	172,000
500,000	93,000	123,000	154,000	185,000	216,000
600,000	111,000	148,000	185,000	223,000	260,000
700,000	130,000	173,000	217,000	260,000	303,000
800,000	149,000	198,000	248,000	298,000	347,000
900,000	168,000	223,000	279,000	335,000	391,000
1,000,000	186,000	248,000	310,000	373,000	435,000
1,500,000	280,000	373,000	467,000	560,000	653,000
1,750,000	327,000	436,000	545,000	654,000	763,000

      The above table shows the annual normal retirement benefits which, absent the maximum benefit limitations (the “Benefit Limitations”) imposed by Section 415(b) of the Internal Revenue Code of 1986,

as amended (the “Code”), would be payable pursuant to the Pension Plan upon retirement at age 65 (based upon the 1999 social security integration level under the Pension Plan), pursuant to a straight life annuity option, for employees in the compensation ranges specified and under various assumptions with respect to average final annual compensation and years of credited services.

      In general, the Benefit Limitations limit the annual retirement benefits that may be paid pursuant to the Pension Plan to $135,000 (subject to further cost-of-living increases promulgated by the United States Secretary of the Treasury). The Company supplements payments under the Pension Plan with direct pension payments equal to the amount, if any, by which the benefits that otherwise would be payable under the Pension Plan exceed the benefits that are permitted to be paid under the Benefit Limitations. Annual normal retirement benefits are computed at the rate of 1% of average final annual compensation up to the applicable social security integration level plus 1.25% of average final annual compensation in excess of the social security integration level, multiplied by the employee’s years of credited service. An employee’s benefits are actuarially adjusted if paid in a form other than a life annuity.

      An employee’s average final compensation is the average annual amount of his pensionable compensation (generally salary and bonus, excluding the Scripps Retirement & Investment Plan and any other annual or long-term compensation reflected in the Summary Compensation Table) for service during the five consecutive years within the last ten years of his employment for which his total compensation was greatest. The employee’s years of credited service equal the number of years of his employment with the Company (subject to certain limitations). As of December 31, 1999, the years of credited service of the individuals named in the cash compensation table were as follows: Mr. Burleigh — 43; Mr. Gardner — 15; Mr. Castellini — 29; Mr. Horton — 29; Mr. Boehne — 14.

      In May 1996, the board of directors of the Company adopted a Selected Officer Retirement Program, the purpose of which is to provide supplemental retirement benefits to certain key employees of the Company who meet the eligibility requirements. Participants in the program must be specifically designated as participants by the compensation committee. As of March 1, 1999, the only designated active employee participant is Mr. William R. Burleigh. A participant begins to receive benefits under the program upon retirement. The amount of the benefit payable under such plan is a percentage of the participant’s highest three-year average earnings subject to certain offsets and maximums.

      In December 1998, the compensation committee of the board of directors of the Company authorized adoption of an executive savings restoration plan designed to enable executives of the Company to restore savings benefits that may be lost due to tax law limitations. This plan is a nonqualified plan designed to complement the Company’s 401(k) savings and retirement plan by enabling participants to enhance savings for retirement on a pre-tax basis.

REPORT ON CERTAIN TRANSACTIONS

Scripps Family Agreement

      General. The Company and certain persons and trusts are parties to an agreement (the “Scripps Family Agreement”) restricting the transfer and governing the voting of Common Voting Shares that such persons and trusts may acquire or own at or after the termination of the Trust. Such persons and trusts (the “Signatories”) consist of certain grandchildren of Robert Paine Scripps who are beneficiaries of the Trust, descendants of John P. Scripps, and certain trusts of which descendants of John P. Scripps are trustees and beneficiaries. Robert Paine Scripps and John P. Scripps were sons of the founder of the Company.

      If the Trust were to have terminated as of March 1, 2000, the Signatories would have held in the aggregate approximately 89.3% of the outstanding Common Voting Shares as of such date.

      Once effective, the provisions restricting transfer of Common Voting Shares under the Scripps Family Agreement will continue until twenty-one years after the death of the last survivor of the descendants of Robert Paine Scripps and John P. Scripps alive when the Trust terminates. The provisions of the Scripps Family Agreement governing the voting of Common Voting Shares will be effective for a ten- year period after termination of the Trust and may be renewed for additional ten-year periods pursuant to Ohio law and certain provisions set forth in the Agreement.

      Transfer Restrictions. No Signatory will be able to dispose of any Common Voting Shares (except as otherwise summarized below) without first giving other Signatories and the Company the opportunity to purchase such shares. Signatories will not be able to convert Common Voting Shares into Class A Common Shares except for a limited period of time after giving other Signatories and the Company the aforesaid opportunity to purchase and except in certain other limited circumstances.

      Signatories will be permitted to transfer Common Voting Shares to their lineal descendants or trusts for the benefit of such descendants, or to any trust for the benefit of such a descendant, or to any trust for the benefit of the spouse of such descendant or any other person or entity. Descendants to whom such shares are sold or transferred outright, and trustees of trusts into which such shares are transferred, must become parties to the Scripps Family Agreement or such shares shall be deemed to be offered for sale pursuant to the Scripps Family Agreement. Signatories will also be permitted to transfer Common Voting Shares by testamentary transfer to their spouses provided such shares are converted to Class A Common Shares and to pledge such shares as collateral security provided that the pledgee agrees to be bound by the terms of the Scripps Family Agreement. If title to any such shares subject to any trust is transferred to anyone other than a descendant of Robert Paine Scripps or John P. Scripps, or if a person who is a descendant of Robert Paine Scripps or John P. Scripps acquires outright any such shares held in trust but is not or does not become a party to the Scripps Family Agreement, such shares shall be deemed to be offered for sale pursuant to the Scripps Family Agreement. Any valid transfer of Common Voting Shares made by Signatories without compliance with the Scripps Family Agreement will result in automatic conversion of such shares to Class A Common Shares.

      Voting Provisions. The Scripps Family Agreement provides that the Company will call a meeting of the Signatories prior to each annual or special meeting of the shareholders of the Company held after termination of the Trust (each such meeting hereinafter referred to as a “Required Meeting”). At each Required Meeting, the Company will submit for decision by the Signatories, each matter, including election of directors, that the Company will submit to its shareholders at the annual meeting or special meeting with respect to which the Required Meeting has been called. Each Signatory will be entitled, either in person or by proxy, to cast one vote for each Common Voting Share owned of record or beneficially by him on each matter brought before the meeting. Each Signatory will be bound by the decision reached with respect to each matter brought before such meeting, and, at the related meeting of the shareholders of the Company, will vote his Common Voting Shares in accordance with decisions reached at the meeting of the Signatories.

John P. Scripps Newspapers

      In connection with the merger in 1986 of the John P. Scripps Newspaper Group (“JPSN”) into a wholly owned subsidiary of the Company (the “JPSN Merger”), the Company and The Edward W. Scripps Trust entered into certain agreements discussed below.

      JPSN Board Representation Agreement. The Edward W. Scripps Trust and John P. Scripps entered into a Board Representation Agreement dated March 14, 1986 in connection with the JPSN Merger. Under this agreement, the surviving adult children of Mr. Scripps who are shareholders of the Company have the right to designate one person to serve on the Company’s Board of directors so long as they continue to own in the aggregate 25% of the sum of (i) the shares issued to them in the JPSN Merger and (ii) the shares received by them from John P. Scripps’ estate. In this regard, The Edward W. Scripps Trust has agreed to vote its Common Voting Shares in favor of the person designated by John P. Scripps’ children. Pursuant to this agreement, Paul K. Scripps currently serves on the Company’s board of directors and is a nominee for election at the annual meeting. The Board Representation Agreement terminates upon the earlier of the termination of The Edward W. Scripps Trust or the completion of a public offering by the Company of Common Voting Shares.

      Stockholder Agreement. The former shareholders of the John P. Scripps Newspaper Group, including John P. Scripps and Paul K. Scripps, entered into a Stockholder Agreement with the Company in connection with the JPSN Merger. This agreement restricts to certain transferees the transfer of Common Voting Shares received by such shareholders pursuant to the JPSN Merger. These restrictions on transfer will terminate on the earlier of the termination of The Edward W. Scripps Trust or completion of a public offering of Common Voting Shares. Under the agreement, if a shareholder has received a written offer to purchase 25% or more of his Common Voting Shares, the Company has a “right of first refusal” to purchase such shares on the same terms as the offer. On the death of any of these shareholders, the Company is obligated to purchase from the shareholder’s estate a sufficient number of the Common Voting Shares of the Company to pay federal and state estate taxes attributable to all shares included in such estate; this obligation expires in 2006. Under certain other circumstances, such as bankruptcy or insolvency of a shareholder, the Company has an option to buy all Common Voting Shares of the Company owned by such shareholder. Under the agreement, stockholders owning 25% or more of the outstanding Common Voting Shares issued pursuant to the JPSN Merger may require the Company to register Common Voting Shares (subject to the right of first refusal mentioned above) under the Securities Act of 1933 for sale at the shareholders’ expense in a public offering. In addition, the former shareholders of the John P. Scripps Newspaper Group will be entitled, subject to certain conditions, to include Common Voting Shares (subject to the right of first refusal) that they own in any registered public offering of shares of the same class by the Company. The registration rights expire three years from the date of a registered public offering of Common Voting Shares.

Other Transactions

      For information concerning certain transactions which involve Mr. Charles E. Scripps and Mr. Edward W. Scripps, see “Compensation Committee Interlocks and Insider Participation.”

      Mr. John H. Burlingame is an active retired equity partner of Baker & Hostetler LLP which served as legal counsel to the Company and to The Edward W. Scripps Trust (the “Trust”) in 1999 and is expected to perform such services in 2000.

      Mr. Nicholas B. Paumgarten is a managing partner of J.P. Morgan & Co. Incorporated (“J.P. Morgan”). Morgan Guaranty Trust Company of New York (an affiliate of J.P. Morgan) is a lender to the Company under its Competitive Advance/ Revolving Credit Agreement. J.P. Morgan has performed investment banking services for the Company in the past and may again perform investment banking services for the Company.

      Several of the Company’s named executives entered into loan agreements with the Company in March 1999 pursuant to the Employee Stock Purchase Loan Program. This program is designed to assist key employees in exercising stock options. Mr. Burleigh borrowed $1,818,076; Mr. Boehne borrowed $79,469 and Mr. Castellini borrowed $261,455, at an interest rate of 5.12%, which was the applicable Federal rate in effect under Section 1274(d) of the Internal Revenue Code of 1986, as of the day on which each of the loans was made. In accordance with the terms of the loan program, each executive has agreed to repay the loan within ten years. As of December 31, 1999, the outstanding balance of each of the loans was: Mr. Burleigh — $1,705,566; Mr. Boehne — $74,815; and Mr. Castellini — $245,275.

PROPOSAL 2

To amend the Company’s 1997 Long-Term Incentive Plan to reserve 3,000,000 additional Class A Common Shares for issuance under the Plan, to add certain provisions relating to the status of participant’s awards upon retirement and to provide for grants under the Plan to non-employee directors of the Company

General

      There will be submitted at the annual meeting for action by the holders of Common Voting Shares a proposal to amend The E. W. Scripps Company’s 1997 Long-Term Incentive Plan. The Plan amendments would (a) increase the number of shares authorized for issuance under the Plan from 3,158,700 to 6,158,700; (b) provide that upon a Plan participant’s retirement, awards granted under the Plan would no longer be forfeited if held for less than one year at such time; (c) provide that upon a participant’s retirement all awards granted under the Plan would remain outstanding and continue to vest and become exercisable and expire in accordance with their terms; and (d) provide for grants under the Plan to non-employee directors of the Company on such terms as the board of directors shall decide from to time in accordance with the Plan. The board of directors approved the proposed amendments on February 24, 2000.

      Reservation of Additional Shares. The Plan presently provides for the issuance of 3,158,700 Class A Common Shares. As of March 1, 2000, awards for 171,700 restricted shares and options for 2,336,750 shares had been granted and were outstanding to executive officers and key employees of the Company. On that date, 650,250 Class A Common Shares were available for issuance in the future under the Plan. If proposal two is approved by the holders of the Common Voting Shares, on May 18, 2000, 3,650,250 will be available for issuance under the Plan. This 3,650,250, along with the 2,508,450 shares already granted under the Plan, would represent an amount equal to approximately 10.4% of the Class A Shares outstanding.

      The closing sale price of the Class A Shares on the New York Stock Exchange on March 1, 2000 was $43.9375. At that date, the aggregate value of the additional 3,000,000 shares proposed to be reserved for purposes of the Plan was $131,812,500 and the aggregate market value of the 2,508,450 shares currently subject to restricted shares and options awarded and outstanding under the Plan was $110,215,022.

      If the proposed amendment is approved by the holders of Common Voting Shares, the Company’s incentive plan committee will from time to time consider awards for key employees and directors of the Company under the Plan. Such decisions regarding awards for key employees are in the incentive plan committee’s sole discretion and awards for directors will be approved by the full board.

      In the first quarter of 2000, the compensation committee recommended and the board of directors approved, an award under the Plan to non-employee directors. If the amendments to the Plan are approved, such non-employee directors will receive a nonqualified stock option award to purchase 5,000 of the Company’s Class A Common Shares. The award will be exercisable for ten years and the exercise price will be the Fair Market Value of a Class A Common Share, as defined in the Plan, on May 18, 2000, the effective date of the award.

Tax Consequences

      The following is a summary of the federal income tax consequences related to non-qualified stock options granted under the Plan.

      Non-Qualified Stock Options. With respect to non-qualified stock options generally, (a) no income is realized by the optionee at the time the option is granted, (b) upon exercise of the option, the optionee realizes ordinary income in an amount equal to the excess, if any, of the fair market value of the Class A Common Shares on the date of exercise over the option price paid for the shares, and the Company is entitled to a tax deduction in the amount of ordinary income realized (provided that applicable withholding or reporting requirements are satisfied), and (c) upon disposition of the Class A Common Shares received upon the exercise of the option, the optionee recognizes, as either short-term or long-term capital gain (or loss), depending upon the length of time that the optionee has held the shares, income (or loss) equal to the difference between the amount realized and the fair market value of the shares on the date of exercise of the option.

      With respect to the exercise of a non-qualified stock option and the payment of the option price by the delivery of Class A Common Shares, to the extent that the number of shares received does not exceed the number of shares surrendered, no taxable income will be realized by the optionee at that time, the tax basis of the shares received will be the same as the tax basis of the shares surrendered, and the holding period of the optionee in the shares received will include his holding period in the shares surrendered. To the extent that the number of shares received exceeds the number of shares surrendered, ordinary income will be realized by the optionee at that time in the amount of the fair market value of such excess shares, the tax basis of such excess shares will be such fair market value, and the holding period of the optionee in such shares will begin on the date such shares are transferred to the optionee.

      Capital Gains. Under current law, capital gains are subject to the same tax rates that apply to ordinary income, except the rate on long-term capital gains may not exceed 20%. Capital losses may be utilized to offset capital gains to the extent of capital gains, and $3,000 of capital losses in excess of capital gains ($1,500 in the case of a married individual filing a separate return) is deductible against other income. To receive long-term capital gain (loss) treatment with respect to any appreciation (depreciation) in the value of the shares acquired pursuant to the Plan, the participant must hold such shares for more than one year. Shares held for one year or less will receive short-term capital gain or loss treatment.

      Other amendments. In addition to reserving an additional 3,000,000 Class A Shares for issuance under the Plan, the board of directors has approved certain other amendments to the Plan. These amendments (a) provide that upon a Plan participant’s retirement, awards granted under the Plan would no longer be forfeited if held for less than one year at such time; (b) provide that upon a participant’s retirement all awards granted under the Plan would remain outstanding and continue to vest and become exercisable and expire in accordance with their terms; and (c) provide for grants under the Plan to non-employee directors of the Company on such terms as the board of directors shall decide from to time in accordance with the Plan. The board of directors believes that these amendments will provide the incentive plan committee with additional flexibility in fulfilling the purposes of the Plan.

Vote Necessary for Approval

      The affirmative vote of the holders of a majority of the Common Voting Shares present or represented at the annual meeting (including abstentions) is required to approve the proposed Plan. Broker non-votes are not counted as voting. The board of directors recommends that holders of such shares vote FOR the proposed plan. It is expected that the Common Voting Shares owned by The Edward W. Scripps Trust will be voted in favor of the Plan, thus assuring approval thereof. Proxies for Common Voting Shares solicited by the board will be voted FOR the proposed amendment unless shareholders specify a contrary choice in their proxies.

PROPOSAL 3

To approve the Company’s Executive Bonus Plan

General

      There will be submitted at the annual meeting for action by the holders of Common Voting Shares a proposal to approve The E. W. Scripps Company’s Executive Bonus Plan. The purpose of the Plan is to promote the interests of The E. W. Scripps Company and its shareholders by providing incentive compensation for certain designated key executives and employees of the Company and its subsidiaries. The board of directors adopted the plan on February 24, 2000.

      Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for compensation over $1.0 million paid to the chief executive officer and the four other most highly compensated executive officers employed by the Company at the end of the applicable year. Performance-based compensation will not be subject to the deduction limit if certain requirements are met. In the case of the Executive Bonus Plan, one such requirement is that it be approved by the Company’s shareholders. Compliance with this requirement is sought to be achieved by obtaining such approval at the annual meeting.

      Eligibility. The Executive Bonus Plan is administered by the incentive plan committee. Participants are executives of the Company or its subsidiaries who are designated by the chief executive officer, with the approval of the incentive plan committee.

      Performance. Prior to the beginning of each performance period, the incentive plan committee approves the applicable performance goals for each participating individual. Such performance goals are based upon the Company’s business plan. In the case of a participant who is, or is determined by the incentive plan committee to likely become, a “covered employee” within the meaning of Section 162(m) of the Internal Revenue Code, such performance goals will be based solely upon one or more of the following measures of performance; (1)earnings per share; (2) operating cash flow; (3) gross margin; (4) operating or other expenses; (5) earnings before interest and taxes (“EBIT”); (6) earnings before interest, taxes, depreciation and amortization; (7) net income; (8) return on investment (determined with reference to one or more categories of income or cash flow and one or more categories of assets, capital or equity; and (9) stock price appreciation. Such performance goals may be expressed with respect to the Company or one or more of its operating divisions.

      Actual performance is measured against the applicable performance goal. The individual bonus plans currently require that a minimum of 89% of a pre-established goal must be attained before any bonus amount related to that performance measurement can be paid. An upward adjustment in the target bonus amount is possible if the Company exceeds its pre-established goals. In no case may an executive earn greater than 150% of his target bonus amount or be paid an annual incentive award greater than $3,000,000. Awards under the Executive Bonus Plan are payable on an annual basis although executives may elect to defer payment of the bonus until retirement or another predetermined date.

      The foregoing discussion of the Executive Bonus Plan does not purport to be a complete summary of the provisions of the Plan and is qualified in its entirety by reference to the full text thereof, which is attached as Appendix A to this proxy statement and incorporated herein by reference.

New Plan Benefits

      For 2000, the target amount of cash that may be paid under the Executive Bonus Plan to the named executives who have been selected to participate in such Plan, and to all participating executive officers as a group, are as follows:

Name and Position	Target Benefit For 2000

William R. Burleigh, Chairman and Chief Executive Officer	$640,000

Frank Gardner, Senior Vice President/ Interactive Media	245,000

Alan M. Horton, Senior Vice President/ Newspapers	237,500

Daniel J. Castellini, Senior Vice President and Chief Financial Officer	205,000

Richard A. Boehne, Executive Vice President	285,000

Senior Executive Group, consisting of eight participants	2,312,500

Vote Necessary for Approval

      The affirmative vote of the holders of a majority of the Common Voting Shares present or represented at the annual meeting (including abstentions) is required to approve the proposed Plan. Broker non-votes are not counted as voting. The board of directors recommends that holders of such shares vote FOR the proposed plan. It is expected that the Common Voting Shares owned by The Edward W. Scripps Trust will be voted in favor of the Plan, thus assuring approval thereof. Proxies for Common Voting Shares solicited by the board will be voted FOR the proposed amendment unless shareholders specify a contrary choice in their proxies.

REPORT ON SECTION 16(a) BENEFICIAL OWNERSHIP COMPLIANCE

      Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and executive officers, and owners of more than ten percent of the Company’s Class A Common Shares (“10% shareholders”), to file with the Securities and Exchange Commission (the “SEC”) and the New York Stock Exchange initial reports of ownership and reports of changes in ownership of Class A Common Shares and other equity securities of the Company. Executive officers, directors and 10% shareholders are required by SEC regulations to furnish the Company with copies of all forms they file pursuant to Section 16(a).

      To the Company’s knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the year ended December 31, 1999, all Section 16(a) filing requirements applicable to its executive officers, directors and 10% shareholders were complied with.

REPORT ON INDEPENDENT PUBLIC ACCOUNTANTS

      At its February 24, 2000 meeting, the board approved the appointment of Deloitte & Touche LLP as independent public accountants for the Company for the fiscal year ending December 31, 2000. A representative of Deloitte & Touche LLP is expected to be present at the annual meeting.

REPORT ON SHAREHOLDER PROPOSALS FOR 2001 ANNUAL MEETING

      Any shareholder proposals intended to be presented at the Company’s 2001 Annual Meeting of Shareholders must be received by the Company at 312 Walnut Street, Cincinnati, Ohio, on or before November 28, 2000, for inclusion in the Company’s proxy statement and form of proxy relating to the 2001 Annual Meeting of Shareholders.

      If a shareholder intends to raise at the Company’s 2001 annual meeting a proposal that he or she does not seek to have included in the Company’s proxy statement, the shareholder must notify the Company of the proposal on or before February 1, 2001. If the shareholder fails to notify the Company, the Company’s proxies will be permitted to use their discretionary voting authority with respect to such proposal when and if it is raised at such annual meeting, whether or not there is any discussion of such proposal in the 2001 proxy statement.

OTHER MATTERS

      The solicitation of proxies is made by and on behalf of the board of directors. The cost of the solicitation will be borne by the Company. The Company may also reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of the Company’s Class A Common Shares.

      The presence of any shareholder at the meeting will not operate to revoke his proxy. A proxy may be revoked at any time, insofar as it has not been exercised, by giving written notice to the Company or in open meeting.

      The persons named in the enclosed proxy, or their substitutes, will vote the shares represented by such proxy at the meeting. The forms of proxy for the two respective classes of stock permit specification of a vote for persons nominated for election as directors by each such class of stock, as set forth under “Election of Directors” above, and the withholding of authority to vote in the election of such directors or the withholding of authority to vote for one or more specified nominees. Where a choice has been specified in the proxy, the shares represented thereby will be voted in accordance with such specification. If no specification is made, such shares will be voted to elect directors as set forth under “Election of Directors.”

      Under Ohio law and the Company’s Articles of Incorporation, broker non-votes for Class A Common Shares and abstaining votes for both Class A Common Shares and Common Voting Shares will not be counted in favor of, or against, election of any nominee.

      If any other matters shall properly come before the meeting, the persons named in the proxy, or their substitutes, will vote thereon in accordance with their judgment. The board does not know of any other matters which will be presented for action at the meeting.

      A copy of the Company’s annual report for the year ended December 31, 1999, is enclosed.

By order of the board of directors,

M. DENISE KUPRIONIS, ESQ.
Corporate Secretary

March 30, 2000

Appendix A

The E. W. Scripps Company

Executive Bonus Plan
(Approved 2/24/00)

1.  Purpose of the Plan

      The purpose of the Executive Bonus Plan (the “Plan”) is to promote the interests of The E. W. Scripps Company (the “Company”) and its shareholders by providing incentive compensation for certain designated key executives and employees of the Company and its subsidiaries.

2.  Definitions

      As used in this Plan, the following capitalized terms have the respective meanings set forth in this section:

(a) Act: The Securities Exchange Act of 1934, as amended, or any successor thereto.

(b) Award: A periodic cash bonus award granted pursuant to the Plan.

(c) Beneficial Owner: As such term is defined in Rule 13d-3 under the Act (or any successor rule thereto).

(d) Board: The Board of Directors of the Company.

(e) Change in Control: an event that would be required to be reported in response to Item 1 of Form 8-K or any successor form thereto promulgated under the Securities Exchange Act of 1934 (“Exchange Act”); provided, however, that for purposes of the Plan the termination of The Edward W. Scripps Trust and the effectiveness, as a result of such termination, of certain provisions of the Scripps Family Agreement dated October 15, 1992, as it may be amended from time to time, shall not constitute a “Change in Control” regardless of whether such events are required to be or are reported pursuant to the Exchange Act.

(f) Code: The internal Revenue Code of 1986, as amended, or any successor thereto.

(g) Committee: The Incentive Plan Committee of the Board, or any successor thereto, or any other committee designated by the Board to assume the obligations of the Committee hereunder.

(h) Company: The E. W. Scripps Company, an Ohio corporation.

(i) Covered Employee: An employee who is, or who is anticipated to become, a covered employee, as such term is defined in Section 162(m) of the Code (or any successor section thereto).

(j) Effective Date: The date on which the Plan takes effect, as defined pursuant to Section 13 of the Plan.

(k) Participant: A Covered Employee of the Company or any of its Subsidiaries who is selected by the Committee to participate in the Plan pursuant to Section 4 of the Plan.

(l) Performance Period: The calendar year or any other period that the Committee, in its sole discretion, may determine.

(m) Person: As such term is used for purposes of Section 13(d) or 14(d) of the Act or any successor sections thereto.

(n) Plan: The E. W. Scripps Company’s Executive Bonus Plan.

(o) Shares: Class A common shares of the Company.

3.  Administration

      The Plan shall be administered by the Committee or such other persons designated by the Board. The Committee shall have the authority to select the Covered Employees to be granted Awards under the Plan, to determine the size and terms of an Award (subject to the limitations imposed on Awards in Section 5 below), to modify the terms of any Award that has been granted (except for any modification that would increase the amount of the Award), to determine the time when Awards will be made and the Performance Period to which they relate, to establish performance objectives in respect of such Performance Periods and to certify that such performance objectives were attained; provided, however, that any such action shall be consistent with the applicable provisions of Section 162(m) of the Code. The Committee is authorized to interpret the Plan, to establish, amend and rescind any rules and regulations relating to the Plan, and to make any other determinations that it deems necessary or desirable for the administration of the Plan; provided, however, that any action permitted to be taken by the Committee may be taken by the Board, in its discretion. Any decision of the Committee in the interpretation and administration of the Plan, as described herein, shall lie within its sole and absolute discretion and shall be final, conclusive and binding on all parties concerned. Determinations made by the Committee under the Plan need not be uniform and may be made selectively among Participants, whether or not such Participants are similarly situated. The Committee shall have the right to deduct from any payment made under the Plan any federal, state, local or foreign income or other taxes required by law to be withheld with respect to such payment. To the extent consistent with the applicable provisions of Sections 162(m) of the Code, the Committee may delegate to one or more employees of the Company or any of its Subsidiaries the authority to take actions on its behalf pursuant to the Plan.

4.  Eligibility and Participation

      The Committee shall designate those persons who shall be Participants for each Performance Period. Participants shall be selected from among the Covered Employees of the Company and any of its Subsidiaries who are in a position to have a material impact on the results of the operations of the Company or of one or more of its Subsidiaries.

5.  Awards

      (a)  Performance Goals. A Participant’s Award shall be determined based on the attainment of written performance goals approved by the Committee for a Performance Period established by the Committee (i) while the outcome for the Performance Period is substantially uncertain and (ii) no more than 90 days after the commencement of the Performance Period to which the performance goal relates. The Committee reserves the right to adjust any performance goals for unusual or unplanned items, favorable or unfavorable. The performance goals, which must be objective, shall be based solely upon one or more or the following criteria:

1. Earnings per share;

2. Operating cash flow;

3. Gross margin;

4. Operating or other expenses;

5. Earnings before interest and taxes (“EBIT”);

6. Earnings before interest, taxes, depreciation and amortization;

7. Net income

8.	Return on investment (determined with reference to one or more categories of income or cash flow and one or more categories of assets, capital or equity; and

9. Stock price appreciation.

      The foregoing criteria may relate to the Company, one or more of its Subsidiaries or one or more of its divisions, units, partnerships, joint ventures or minority investments, product lines or products or any combination of the foregoing, and may be applied on an absolute basis and/or be relative to one or more peer group companies or indices, or any combination thereof, all as the Committee shall determine. In addition, to the degree consistent with Section 162(m) of the Code (or any successor section thereto), the performance goals may be calculated without regard to extraordinary items. The maximum amount of an Award to any Participant with respect to a fiscal year of the Company shall be $3,000,000.

      (b)  Payment. The Committee shall determine whether, with respect to a Performance Period, the applicable performance goals have been met with respect to a given Participant and, if they have, to so certify, and ascertain the amount of the applicable Award. No Awards will be paid for such Performance Period until such certification is made by the Committee. The amount of the Award actually paid to a given Participant may be less than the amount determined by the applicable performance goal formula (including zero), at the discretion of the Committee. The amount of the Award determined by the Committee for a Performance Period shall be paid to the Participant at such time as determined by the Committee in its sole discretion after the end of such Performance Period.

      (c)  Compliance with Section 162(m) of the Code. The provisions of this Section 5 shall be administered and interpreted in accordance with Section 162(m) of the Code to ensure the deductibility by the Company or its Subsidiaries of the payment of Awards; provided, however, that the Committee may, in its sole discretion, administer the Plan in violation of Section 162(m) of the Code.

      (d)  Termination of Employment. If a Participant dies, retires, is assigned to a different position, is granted a leave of absence, or if the Participant’s employment is otherwise terminated (except with cause by the Company, as determined by the Committee in its sole discretion) during a Performance Period (other than a Performance Period in which a Change in Control occurs), a pro rata share of the Participant’s award based on the period of actual participation shall be paid to the Participant after the end of the Performance Period if it would have become earned and payable had the Participant’s employment status not changed; provided, however, that the amount of the Award actually paid to a given Participant may be less than the amount determined by the applicable performance goal formula (including zero), at the discretion of the Committee.

6.  Amendments or Termination

      The Board or the Committee may amend, alter or discontinue the Plan, but no amendment, alteration or discontinuation shall be made which would impair any of the rights or obligations under any Award theretofore granted to a Participant under the Plan without such Participant’s consent; provided, however, that the Board or the Committee may amend the Plan in such manner as it deems necessary to permit the granting of Awards meeting the requirements of the Section 162(m) of the Code or other applicable laws. Notwithstanding anything to the contrary herein, the Board may not amend, alter or discontinue the provisions relating to Section 10(b) of the Plan after the occurrence of a Change in Control.

7.  No Right to Employment

      Neither the Plan nor any action taken hereunder shall be construed as giving any Participant or other person any right to continue to be employed by or perform services for the Company or any Subsidiary, and the right to terminate the employment of or performance of services by any Participant at any time and for any reason is specifically reserved to the Company and its Subsidiaries.

8.  Nontransferability of Awards

      An award shall not be transferable or assignable by the Participant otherwise than by will or by the laws of descent and distribution.

9.  Reduction of Awards

      Notwithstanding anything to the contrary herein, the Committee, in its sole discretion (but subject to applicable law), may reduce any amounts payable to any Participant hereunder in order to satisfy any liabilities owed to the Company or any of its Subsidiaries by the Participant.

10.  Adjustments Upon Certain Events

      (a)  Generally. In the event of any change in the outstanding Shares by reason of any Share dividend or split, reorganization, recapitalization, merger, consolidation, spin-off, combination or exchange of Shares or other corporate exchange, or any distribution to stockholders of Shares other than regular cash dividends, the Committee in its sole discretion and without liability to any person may make such substitution or adjustment, if any, as it deems to be equitable, as to any affected terms of outstanding Awards.

      (b)  Change in Control. In the event that (i) a Participant’s employment is terminated during a given Performance Period (the “Affected Performance Period”) and (ii) a Change in Control shall have occurred within the 365 days immediately preceding the date of such termination, then such Participant shall receive, promptly after the date of such termination, an Award for the Affected Performance Period as if the performance goals for such Performance Period had been achieved at 100%.

11.  Miscellaneous Provisions

      The Company is the sponsor and legal obligor under the Plan and shall make all payments hereunder. The Company shall not be required to establish any special or separate fund or to make any other segregation of assets to ensure the payment of any amounts under the Plan, and the Participants’ rights to the payment hereunder shall be no greater than the rights of the Company’s (or Subsidiary’s) unsecured creditors. All expenses involved in administering the Plan shall be borne by the Company.

12.  Choice of Law

      The Plan shall be governed by and construed in accordance with Ohio law.

13.  Effectiveness of the Plan

      The Plan shall be effective as of January 1, 2000.

                        Approved 3/10/97, amended 11/10/98, 2/25/99 and 2/24/00.
                                                              print date 3/16/00

                            THE E. W. SCRIPPS COMPANY
                          1997 LONG-TERM INCENTIVE PLAN
         (As amended 2/24/00. Pending shareholder approval on 5/18/00.)

1.       PURPOSE.

         The plan shall be known as The E. W. Scripps Company 1997 Long-Term
         Incentive Plan (the "Plan"). The purpose of the Plan shall be to promote the long-term growth and profitability of The E. W. Scripps
         Company (the "Company") and its subsidiaries by (i) providing certain non-employee directors, officers and other key employees of the Company and its subsidiaries with incentives to improve stockholder values and contribute to the success of the Company and (ii) enabling the Company to attract, retain and reward the best available persons for positions of substantial responsibility. Grants of incentive or nonqualified stock options, stock appreciation rights in tandem with or independent of options ("SARs"), restricted or nonrestricted share awards, performance units, or any combination of the foregoing may be made under the Plan.

         The Plan was first approved by the directors on March 10, 1997 and by the shareholders on May 12, 1997. Section 2(b) was amended by the directors on November 10, 1998. Section 6(f) was amended by the directors on February 25, 1999. Sections 1, 3, 4, 5 and Section 6(f)
         were amended by the directors on February 24, 2000.

2.       DEFINITIONS.

         (a)      "CAUSE" means the occurrence of one of the following:

                  (i)      Conviction for a felony or for any crime or offense
                           lesser than a felony involving the property of the
                           Company or a subsidiary.

                  (ii)     Conduct that has caused demonstrable and serious
                           injury to the Company or a subsidiary, monetary or
                           otherwise, as evidenced by a final determination of a
                           court or governmental agency of competent
                           jurisdiction in effect after exhaustion or lapse of
                           all rights of appeal.

                  (iii)    Gross dereliction of duty or other grave misconduct,
                           as determined by the Company.

         (b)      "CHANGE IN CONTROL" shall mean an event that would be required to be reported in response to Item 1 of Form 8-K or any
                  successor form thereto promulgated under the Securities
                  Exchange Act of 1934 ("Exchange Act"); provided, however, that for purposes of the Plan the termination of The Edward W.
                  Scripps Trust and the effectiveness, as a result of such
                  termination, of certain provisions of the Scripps Family
                  Agreement dated October 15, 1992, as it may be amended from time to time, shall not constitute a "Change in Control"
                  regardless of whether such events are required to be or are reported pursuant to the Exchange Act.

         (c)      "COMPETITION" is deemed to occur if a participant who has
                  terminated employment subsequently obtains a position as a full-time or part-time employee, as a member of the board of directors, or as a consultant or advisor with or to, or
                  acquires an ownership interest in excess of five percent (5%)
                  of, a corporation, partnership, firm or other entity that
                  engages in any of the businesses of the Company or any
                  subsidiary with which the participant was involved in a
                  management role at any time during the last five years of his employment with the Company or any subsidiary.

                                                                     Page 1 of 9

         (d)      "DISABILITY" means a permanent and total disability as defined in Section 72(m)(7) of the Code.

         (e)      "FAIR MARKET VALUE" of Class A Common Shares of the Company
                  shall mean, with respect to the date in question, the average of the high and low sale prices of such shares on the New York
                  Stock Exchange, or if the Company's Class A Common Shares are
                  not traded on such exchange, or otherwise traded publicly, the value determined, in good faith, by the Committee.

         (f)      "INCENTIVE STOCK OPTION" means an option conforming to the requirements of Section 422 of the Internal Revenue Code of
                  1986, as amended (the "Code").

         (g)      "NONQUALIFIED STOCK OPTION" means any stock option other than an Incentive Stock Option.

         (h)      "RETIREMENT" means retirement as defined under the Company's
                  Media Pension Plan or termination of one's employment with the approval of the Committee.

         (i)      "SUBSIDIARY" and "SUBSIDIARIES" mean a corporation or
                  corporations of which outstanding shares representing 50% or more of the combined voting power of such corporation or
                  corporations are owned directly or indirectly by the Company.

3.       ADMINISTRATION.

         The Plan shall be administered by a committee (the "Committee")
         consisting of at least three persons. Members of the Committee shall be such directors of the Company as are permitted by applicable laws and regulations. Subject to the provisions of the Plan, the Committee shall be authorized to (i) select persons to participate in the Plan, (ii)
         determine the form and substance of grants made under the Plan to each participant, and the conditions and restrictions, if any, subject to which such grants will be made, (iii) interpret the Plan and (iv)
         adopt, amend, or rescind such rules and regulations for carrying out the Plan as it may deem appropriate. Decisions of the Committee on all matters relating to the Plan shall be in the Committee's sole discretion and shall be conclusive and binding on all parties, including the Company, its stockholders, and the participants in the
         Plan. The validity, construction, and effect of the Plan and any rules and regulations relating to the Plan shall be determined in accordance with applicable federal and state laws and rules and regulations promulgated pursuant thereto. At its discretion, the Committee is authorized to appoint a subcommittee, the members of which it will designate and which shall be composed solely of such directors as are permitted by applicable laws and regulations. Such committee shall possess and may exercise all the powers of the Committee and shall keep full records and accounts of its proceedings and transactions. All such transactions shall be reported to the Committee and to the Board of
         Directors.

4.       SHARES AVAILABLE FOR THE PLAN.

         Subject to adjustments as provided in Section 15, an aggregate of
         6,158,700 of Class A Common Shares of the Company (hereinafter the
         "shares") may be issued pursuant to the Plan. Such shares may represent unissued or treasury shares. If any grant under the Plan expires or terminates unexercised, becomes unexercisable or is forfeited as to any shares, such unpurchased or forfeited shares shall thereafter be available for further grants under the Plan unless, in the case of options granted under the Plan, SARs in tandem therewith are exercised.

5.       PARTICIPATION.

         Participation in the Plan shall be limited to non-employee directors, and those officers and other

                                                                     Page 2 of 9

         key employees of the Company and its subsidiaries selected by the
         Committee. Nothing in the Plan or in any grant thereunder shall confer any right on an employee to continue in the employ of the Company or shall interfere in any way with the right of the Company to terminate an employee at any time.

                  Incentive or nonqualified stock options, SARs, restricted or nonrestricted stock awards, performance units, or any combination thereof, may be granted to such persons and for such number of shares as the Committee shall determine (such individuals to whom grants are made being herein called "optionees" or "grantees" as the case may be).
         A grant of any type made hereunder in any one year to an eligible participant shall neither guarantee nor preclude a further grant of that or any other type to such employee in that year or subsequent years.

                  Decisions regarding awards for key employees are in the
         Committee's sole discretion and awards for directors must be approved by the board of directors of the Company.

                  The maximum number of shares with respect to which incentive or nonqualified options, SARs, restricted or nonrestricted stock or performance units, or any combination of the foregoing may be granted to any single individual in any one calendar year shall not exceed
         500,000 shares.

6.       INCENTIVE AND NONQUALIFIED OPTIONS.

         The Committee may from time to time grant to eligible participants
         Incentive Stock Options, Nonqualified Stock Options, or any combination thereof. The options granted shall take such form as the Committee shall determine, subject to the following terms and conditions.

         (a)      PRICE. The price per share deliverable upon the exercise of each option ("exercise price") shall not be less than 100% of the Fair Market Value of the shares on the date the option is granted, as the Committee determines. In the case of the grant of any Incentive Stock Option to a participant who, at the time of the grant, owns more than 10% of the total combined voting power of all classes of stock of the Company or any of its subsidiaries, such price per share, if required by the
                  Code at the time of grant, shall not be less than 110% of the
                  Fair Market Value of the shares on the date the option is
                  granted.

         (b)      CASH EXERCISE. Options may be exercised in whole or in part upon payment of the exercise price of the shares to be
                  acquired. Payment shall be made in cash or, in the discretion of the Committee, in shares previously acquired by the
                  participant or a combination of cash and Class A Common
                  Shares. The Fair Market Value of Class A Common Shares
                  tendered on exercise of options shall be determined on the date of exercise.

         (c)      CASHLESS EXERCISE. Options may be exercised in whole or in part upon delivery to the Secretary of the Company of an
                  irrevocable written notice of exercise. The date on which such notice is received by the Secretary shall be the date of
                  exercise of the option, provided that within five business days of the delivery of such notice the funds to pay for
                  exercise of the option are delivered to the Company by a
                  broker acting on behalf of the optionee either in connection with the sale of the shares underlying the option or in
                  connection with the making of a margin loan to the optionee to enable payment of the exercise price of the option. In
                  connection with the foregoing, the Company will provide a copy of the notice of exercise of the option to the aforesaid
                  broker upon receipt by the Secretary of such notice and will deliver to such broker, within five business days of the
                  delivery of such notice to the Company, a certificate or
                  certificates (as requested by the broker) representing the number of shares underlying the option that have been sold by such broker for the optionee.

                                                                     Page 3 of 9

         (d)      TERMS OF OPTIONS. The term during which each option may be exercised shall be determined by the Committee, but in no
                  event shall an option be exercisable in whole or in part in less than one year or, in the case of a Nonqualified Stock
                  Option, more than ten years and one day from the date it is granted or, in the case of an Incentive Stock Option, ten
                  years from the date it is granted; and, in the case of the grant of an Incentive Stock Option to an employee who at the time of the grant owns more than 10% of the total combined voting power of all classes of stock of the Company or any of its subsidiaries, in no event shall such option be
                  exercisable, if required by the Code at the time of grant, more than five years from the date of the grant. All rights to purchase shares pursuant to an option shall, unless sooner terminated, expire at the date designated by the Committee.
                  The Committee shall determine the date on which each option shall become exercisable and may provide that an option shall become exercisable in installments. The shares constituting each installment may be purchased in whole or in part at any time after such installment becomes exercisable, subject to such minimum exercise requirement as is designated by the
                  Committee. The Committee may accelerate the time at which any option may be exercised in whole or in part. Unless otherwise provided herein, an optionee may exercise an option only if he or she is, and has continuously been since the date the option was granted, an employee of the Company or a subsidiary. Prior to the exercise of the option and delivery of the stock
                  represented thereby, the optionee shall have no rights to any dividends or be entitled to any voting rights on any stock represented by outstanding options.

         (e)      LIMITATIONS ON GRANTS. If required by the Code at the time of grant of an Incentive Stock Option, the aggregate Fair Market
                  Value (determined as of the grant date) of shares for which such option is exercisable for the first time during any
                  calendar year may not exceed $100,000.

         (f)      TERMINATION OF EMPLOYMENT; CHANGE IN CONTROL. If a participant ceases to be an employee of the Company or any subsidiary due to death or Disability, each of the participant's options and
                  SARs that was granted on or after January 19, 1999 and at
                  least one year prior to death or Disability shall become fully vested and exercisable and shall remain so until its
                  expiration date; and all options and SARs granted to such
                  participant less than one year prior to death or Disability shall be forfeited.

                           If a participant ceases to be an employee of the
                  Company or any subsidiary due to death or Disability, each of the participant's options and SARs that was granted prior to
                  January 19, 1999 and at least one year prior to death or
                  Disability shall become fully vested and exercisable and shall remain so for a period of one year from the date of
                  termination of employment, but in no event after its
                  expiration date; and all options and SARs granted to such
                  participant less than one year prior to death or Disability shall be forfeited.

                           If a participant ceases to be an employee of the
                  Company or any subsidiary upon the occurrence of his or her
                  Retirement, each of his or her options and SARs granted on or after January 19, 1999 shall vest and become exercisable in accordance with the terms of the award agreement and shall remain so until its expiration date, provided that the
                  participant does not engage in Competition unless he receives written consent to do so from the Board. Notwithstanding the foregoing, Incentive Stock Options not exercised by such
                  participant within 90 days after Retirement will cease to
                  qualify as Incentive Stock Options and will be treated as
                  Nonqualified Stock Options under the Plan if required to be so treated under the Code.

                           If a participant ceases to be an employee of the
                  Company or any subsidiary upon the occurrence of his or her
                  Retirement, each of his or her options and SARs granted prior to January 19, 1999 shall vest and become exercisable in
                  accordance with the terms

                                                                     Page 4 of 9

                  of the award agreement and shall remain so for a period of five years from the date of Retirement, but in no event after its expiration date, provided that the participant does not engage in Competition during that five-year period unless he receives written consent to do so from the Board.

                           If a participant ceases to be an employee of the
                  Company or any subsidiary due to Cause, all of his or her
                  options and SARs shall be forfeited.

                           If a participant ceases to be an employee of the
                  Company or any subsidiary for any reason other than death,
                  Disability, Retirement or Cause, each of his or her options and SARs that was exercisable on the date of termination shall remain exercisable for, and shall otherwise terminate at the end of, a period of 90 days after the date of termination of employment, but in no event after its expiration date;
                  provided that the participant does not engage in Competition during such 90-day period unless he or she receives written consent to do so from the Board. All of the participant's
                  options and SARs that were not exercisable on the date of such termination shall be forfeited.

                           Notwithstanding anything to the contrary herein, if a
                  participant ceases to be an employee of the Company or any subsidiary, for any reason other than Cause, the Committee at its sole discretion may accelerate the vesting of any option or SAR so that it will become fully vested and exercisable as of the date of such participant's termination of employment.
                  If there is a Change in Control of the Company, there will be an automatic acceleration of the vesting of any outstanding option or SAR so that it will become fully vested and
                  exercisable as of the date of the Change in Control.

                           If a participant is a non-employee director of the
                  Company, each of his or her options shall vest and become
                  exercisable in accordance with its terms, regardless of
                  whether or not such director continues to be a director of the
                  Company.

7.       STOCK APPRECIATION RIGHTS.

         (a)      TANDEM SARS. The Committee shall have the authority to grant
                  SARs in tandem with an option ("tandem SAR") under this Plan to any optionee, either at the time of grant of an option or thereafter by amendment to an option. The exercise of an
                  option shall result in an immediate forfeiture of its
                  corresponding tandem SAR, and the exercise of a tandem SAR shall cause an immediate forfeiture of its corresponding
                  option. Tandem SARs shall be subject to such other terms and conditions as the Committee may specify. A tandem SAR shall expire at the same time as the related option expires and
                  shall be transferable only when, and under the same conditions as, the related option is transferable.

                           Tandem SARs shall be exercisable only when, to the
                  extent and on the conditions that the related option is
                  exercisable. No tandem SAR may be exercised unless the Fair
                  Market Value of a Class A Common Share of the Company on the
                  date of exercise exceeds the exercise price of the option to which the SAR corresponds.

                           Upon the exercise of a tandem SAR, the optionee shall
                  be entitled to a distribution in an amount equal to the
                  difference between the Fair Market Value of a Class A Common
                  Share of the Company on the date of exercise and the exercise price of the option to which the SAR corresponds. The
                  Committee shall decide whether such distribution shall be in cash, in shares, or in a combination thereof.

                           All tandem SARs will be exercised automatically on
                  the last day prior to the expiration date of the related
                  option, so long as the Fair Market Value of a share of the
                  Class A Common Shares on that date exceeds the exercise price of the related option.

                                                                     Page 5 of 9

         (b)      INDEPENDENT SARS. SARs may be granted by the Committee
                  independently of options ("Independent SARs"). An Independent
                  SAR will entitle a participant to receive, with respect to each Class A Common Share as to which the SAR is exercised, the excess of the Fair Market Value of one share of such stock on the date of exercise over its Fair Market Value on the date the Independent SAR was granted.

                           An Independent SAR will become exercisable at such
                  time or times, and on such conditions, as the Committee may specify, except that no SAR shall become exercisable during the first six months following the date on which it was
                  granted.

                           Any exercise of an Independent SAR must be in
                  writing, signed by the proper person and delivered or mailed to the Company, accompanied by any other documents required by the Committee.

                           Each Independent SAR will be exercised automatically
                  on the last day prior to the expiration date established by the Committee at the time of the award of such SAR.

                           Payment of the amount to which a participant is
                  entitled upon the exercise of an Independent SAR shall be made in cash or Class A Common Shares, or in a combination thereof, as the Committee shall determine. To the extent that payment is made in such shares, the shares shall be valued at their
                  Fair Market Value on the date of exercise of such SAR.

8.       PERFORMANCE UNITS.

         Performance units may be granted on a contingent basis to participants at any time and from time to time as determined by the Committee. The
         Committee shall have complete discretion in determining the number of performance units so granted to a participant and the appropriate period over which performance is to be measured ("performance cycle").
         Each performance unit shall have a dollar value determined by the
         Committee at the time of grant. The value of each unit may be fixed or it may be permitted to fluctuate based on a performance factor (e.g., return on equity) selected by the Committee. The Committee shall establish performance goals that, depending on the extent to which they are met, will determine the ultimate value of the performance unit or the number of performance units earned by participants, or both.

                  The Committee shall establish performance goals and objectives for each performance cycle on the basis of such criteria and objectives as the Committee may select from time to time. During any performance cycle, the Committee shall have the authority to adjust the performance goals and objectives for such cycle for such reasons as it deems equitable.

                  The Committee shall determine the number of performance units that have been earned by a participant on the basis of the Company's performance over the performance cycle in relation to the performance goals for such cycle. Earned performance units may be paid out in restricted or nonrestricted shares, cash, or a combination of both, as the Committee may determine.

                  A participant must be an employee of the Company at the end of the performance cycle in order to be entitled to payment of a performance unit granted in respect of such cycle; provided, however, that, except as otherwise provided by the Committee, if a participant ceases to be an employee of the Company upon the occurrence of his or her death, Retirement, or Disability prior to the end of the performance cycle, the participant shall earn a proportionate number of performance units based upon the elapsed portion of the performance cycle and the Company's performance over that portion of such cycle.

                  In the event of a Change in Control a participant shall earn no less than the number of performance units that the participant would have earned if the performance cycle(s) had

                                                                     Page 6 of 9

         terminated as of the date of the Change in Control.

9.       RESTRICTED AND NONRESTRICTED SHARE AWARDS.

         The Committee may at any time and from time to time award shares under the Plan to such participants and in such amounts as it determines.
         Each award of shares shall specify the applicable restrictions, if any, on such shares, the duration of such restrictions, and the time or times at which such restrictions shall lapse with respect to all or a specified number of shares that are part of the award. Notwithstanding the foregoing, the Committee may reduce or shorten the duration of any restriction applicable to any shares awarded to any participant under the Plan.

                  The participant will be required to deposit shares with the
         Company during the period of any restriction thereon and to execute a blank stock power therefor.

                  Except as otherwise provided by the Committee, on termination of a grantee's employment due to death, Disability, retirement with the consent of the Company, or a Change in Control during any period of restriction, all restrictions on shares awarded to such grantee shall lapse. On termination of a grantee's employment for any other reason, all restricted shares subject to awards made to such grantee shall be forfeited to the Company.

10.      WITHHOLDING OF TAXES.

         The Company may require, as a condition to any grant under the Plan or to the delivery of certificates for shares issued hereunder, that the grantee pay to the Company, in cash, any federal, state or local taxes of any kind required by law to be withheld with respect to any grant or any delivery of shares. The Committee, in its sole discretion, may permit participants to pay such taxes through the withholding of shares otherwise deliverable to such participant in connection with such grant or the delivery to the Company of shares otherwise acquired by the participant. The Fair Market Value of Class A Common Shares withheld by the Company or tendered to the Company for the satisfaction of tax withholding obligations under this section shall be determined on the date such shares are withheld or tendered. The Company, to the extent permitted or required by law, shall have the right to deduct from any payment of any kind (including salary or bonus) otherwise due to a grantee any federal, state or local taxes of any kind required by law to be withheld with respect to any grant or to the delivery of shares under the Plan, or to retain or sell without notice a sufficient number of the shares to be issued to such grantee to cover any such taxes, provided that the Company shall not sell any such shares if such sale would be considered a sale by such grantee for purposes of Section 16 of the Exchange Act.

11.      WRITTEN AGREEMENT.

         Each participant to whom a grant is made under the Plan shall enter into a written agreement with the Company that shall contain such provisions, consistent with the provisions of the Plan, as may be established by the Committee.

12.      LISTING AND REGISTRATION.

         If the Committee determines that the listing, registration, or qualification upon any securities exchange or under any law of shares subject to any option, SAR, performance unit, or share award is necessary or desirable as a condition of, or in connection with, the granting of same or the issue or purchase of shares thereunder, no such option or SAR may be exercised in whole or in part, no such performance unit paid out, or no shares issued unless such listing, registration or qualification is effected free of any conditions not acceptable to the
         Committee.

13.      TRANSFER OF EMPLOYEE.

                                                                     Page 7 of 9

         Transfer of an employee from the Company to a subsidiary, from a subsidiary to the Company, and from one subsidiary to another shall not be considered a termination of employment. Nor shall it be considered a termination of employment if an employee is placed on military or sick leave or such other leave of absence which is considered as continuing intact the employment relationship; in such a case, the employment relationship shall be continued until the date when an employee's right to reemployment shall no longer be guaranteed either by law or by contract.

14.      ADJUSTMENTS.

         In the event of a reorganization, recapitalization, stock split, stock dividend, combination of shares, merger, consolidation, distribution of assets, or any other change in the corporate structure or shares of the
         Company, the Committee shall make such adjustments as it deems appropriate in the number and kind of shares reserved for issuance under the Plan, in the number and kind of shares covered by grants made under the Plan, and in the exercise price of outstanding options. In the event of any merger, consolidation or other reorganization in which the Company is not the surviving or continuing corporation, all options, SARs, performance units, and stock awards that were granted hereunder and that are outstanding on the date of such event shall be assumed by the surviving or continuing corporation.

15.      TERMINATION AND MODIFICATION OF THE PLAN.

         The Board of Directors, without further approval of the shareholders, may modify or terminate the Plan and from time to time may suspend, and if suspended, may reinstate any or all of the provisions of the Plan, except that no modification, suspension or termination of the Plan may, without the consent of the grantee affected, alter or impair any grant previously made under the Plan.

                  With the consent of the grantee affected thereby, the
         Committee may amend or modify the grant of any outstanding option, SAR, performance unit, or share award in any manner to the extent that the
         Committee would have had the authority to make such grant as so modified or amended, including without limitation to change the date or dates as of which (i) an option becomes exercisable, (ii) a performance unit is to be determined or paid, or (iii) restrictions on shares are to be removed. The Committee shall be authorized to make minor or administrative modifications to the Plan as well as modifications to the Plan that may be dictated by requirements of federal or state laws applicable to the Company or that may be authorized or made desirable by such laws.

16.      COMMENCEMENT DATE; TERMINATION DATE.

         The date of commencement of the Plan shall be May 13, 1997. Unless previously terminated, the Plan shall terminate at the close of business on May 12, 2007.

17.      CASH AWARDS.

         The Committee may authorize cash awards to any participant receiving shares under the Plan in order to assist such participant in meeting his or her tax obligations with respect to such shares.

18.      PROVISIONS APPLICABLE SOLELY TO INSIDERS.

         The following provisions shall apply only to persons who are subject to
         Section 16 of the Securities Exchange Act of 1934 with respect to securities of the Company ("Insiders"):

         (a)      The right of an Insider to elect to redeem any performance unit which by its terms gives such Insider the right to elect to redeem such performance unit for either cash or shares
                  shall at all times be subject to the right of the Committee to approve or disapprove such

                                                                     Page 8 of 9

                  election.

         (b)      No Insider shall be permitted to sell any shares awarded under
                  Section 9 hereof until at least six months and one day after the date on which such shares were awarded, except to the
                  extent permitted by applicable law.

         (c)      No Insider shall be permitted to dispose of any option awarded hereunder or of any shares underlying such option within the first six months following the date such option is granted to such Insider.

19.      TRANSFERABILITY.

         No option, SAR, or performance unit, nor any right thereunder, may be assigned or transferred by a participant except by will or the laws of descent and distribution or pursuant to a qualified domestic relations order (as defined in the Code or the Employee Retirement Income
         Security Act of 1974, as amended); provided, however, that if so provided in the instrument evidencing a nonqualified option, the
         Committee may permit any participant to transfer such option during his lifetime to one or more members of his family, to one or more trusts for the benefit of one or more members of his family, or to a partnership or partnerships of members of his family, provided that no consideration is paid for the transfer and that such transfer would not result in the loss of any exemption under Rule 16b-3 for any option that the Committee does not permit to be so transferred. The Committee may permit in its discretion transfers of nonqualified options to other persons or entities, as permitted by applicable law. The transferee of such option shall be subject to all restrictions, terms and conditions applicable to such option prior to its transfer, except that the option shall not be further transferable inter vivos by the transferee. The
         Committee may impose on any such transferable option and on the shares to be issued upon the exercise of such option such limitations and conditions as the Committee deems appropriate.

                                                                     Page 9 of 9

        R.S. Rowe & Company, Inc.; Job No. 8573; Proof of 3-13-00
Phone (781) 849-9700; (212) 926-2444; (800) 324-6202; FAX No. (781) 849-9740
                   EMAIL Address: rsrowe@interserv.com

                            pm6\5th-3rd\lewsc-classA

THE E.W. SCRIPPS COMPANY                                                PROXY FOR
                                                            CLASS A COMMON SHARES

     The undersigned hereby appoints WILLIAM R. BURLEIGH, DANIEL J. CASTELLINI and
M. DENISE KUPRIONIS and each of them, as the undersigned's proxies, with full power of substitution, to attend the Annual Meeting of Shareholders of The E.W. Scripps
Company, to be held at The Queen City Club, Cincinnati, Ohio, on Thursday, May 18, 2000
at 10:00 A.M., local time, and any adjournment or adjournments thereof, and to vote thereat the number of shares which the undersigned would be entitled to vote, with all the power the undersigned would possess if present in person, as follows:

1. [ ] FOR, or    [ ] WITHHOLD AUTHORITY to vote for, the following nominees for election as directors: Daniel J. Meyer, Nicholas B. Paumgarten, Ronald W. Tysoe and
   Julie A. Wrigley.

(INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name on the line provided below.)

   ____________________________________________________________________________________
2. On such other business as may properly come before the meeting.

The Proxies will vote as specified above, or if a choice is not specified, they will vote
FOR the nominees listed in item 1.

                    (Continued, and to be signed, on other side)

The E.W. Scripps Company
c/o Corporate Trust Services
Mail Drop 10AT66—4129
38 Fountain Square Plaza
Cincinnati, OH 45263

                                      fold and detach here
-----------------------------------------------------------------------------------------------
Receipt of the Notice of Meeting of Shareholders and the related Proxy Statement dated
March 30, 2000 is hereby acknowledged.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY.

                                                 Dated _________________________ , 2000
                                                       (Please date your Proxy.)

                                                 ______________________________________
                                                        Signature of Shareholder
                                                 Please sign exactly as your name appears
                                                 hereon, indicating, where proper, official
                                                 position or representative capacity.

                                                 When signing as Attorney, Executor,
                                                 Administrator, Trustee, etc., give full
                                                 title as such.

        R.S. Rowe & Company, Inc.; Job No. 8573; Proof of 3-15-00
Phone (781) 849-9700; (212) 926-2444; (800) 324-6202; FAX No. (781) 849-9740
                   EMAIL Address: rsrowe@interserv.com

                            pm6\5th-3rd\lewsc-voting-prx.

THE E.W. SCRIPPS COMPANY                                               PROXY FOR
                                                            COMMON VOTING SHARES

     The undersigned hereby appoints WILLIAM R. BURLEIGH, DANIEL J. CASTELLINI and
M. DENISE KUPRIONIS and each of them, as the undersigned's proxies, with full power of substitution, to attend the Annual Meeting of Shareholders of The E.W. Scripps
Company, to be held at The Queen City Club, Cincinnati, Ohio, on Thursday, May 18, 2000
at 10:00 A.M., local time, and any adjournment or adjournments thereof, and to vote thereat the number of shares which the undersigned would be entitled to vote, with all the power the undersigned would possess if present in person, as follows:

1. [ ] FOR, or    [ ] WITHHOLD AUTHORITY to vote for, the following nominees for election as directors: John H. Burlingame, William R. Burleigh, Kenneth W. Lowe,
   Nackey B. Scagliotti, Charles E. Scripps, Edward W. Scripps, and Paul K. Scripps.

(INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name on the line provided below.)

   ____________________________________________________________________________________
2. [ ] FOR, or    [ ] AGAINST, or   [ ] ABSTAIN WITH RESPECT TO,
   amending the Company's 1997 Long-Term Incentive Plan.

3. [ ] FOR, or    [ ] AGAINST, or   [ ] ABSTAIN WITH RESPECT TO,
   approving the Company's Executive Bonus Plan.

4. On such other business as may properly come before the meeting.

The Proxies will vote as specified above, or if a choice is not specified, they will vote
FOR the nominees listed in item 1 and FOR proposals 2 and 3.

                    (Continued, and to be signed, on other side)

The E.W. Scripps Company
c/o Corporate Trust Services
Mail Drop 10AT66—4129
38 Fountain Square Plaza
Cincinnati, OH 45263

                                      fold and detach here
-----------------------------------------------------------------------------------------------
Receipt of the Notice of Meeting of Shareholders and the related Proxy Statement dated
March 30, 2000 is hereby acknowledged.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY.

                                                 Dated _________________________ , 2000
                                                       (Please date your Proxy.)

                                                 ______________________________________
                                                        Signature of Shareholder
                                                 Please sign exactly as your name appears
                                                 hereon, indicating, where proper, official
                                                 position or representative capacity.

                                                 When signing as Attorney, Executor,
                                                 Administrator, Trustee, etc., give full
                                                 title as such.